NOCOPI TECHNOLOGIES, INC.

                              ARTICLES OF AMENDMENT
                                       to
                            ARTICLES OF INCORPORATION


     NOCOPI TECHNOLOGIES, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Charter of the Corporation is hereby amended (a) by deleting the first sentence of Article V thereof and replacing such sentence with the following:

     "The aggregate number of shares which the corporation shall have authority to issue is Fifty Million (50,000,000) shares of common stock having a par value of $.01 per share and Three Million (3,000,000) shares of preferred stock having a par value of $1.00 per share."

and (b) by adding the following at the end of Article V thereof:

     "Upon the filing of this Amendment (the "Effective Time"), each five (5) shares of common stock, par value $.002 then outstanding or in treasury shall, without further action by the corporation or any shareholder, be converted into one share of common stock, par value $.01; provided that fractional shares shall not be issued and, in lieu of issuing any fractional shares, the corporation shall purchase each such fractional share for a price determined by multiplying the Fair Market Value (as hereinafter defined) of one share of common stock, par value $.01 at the Effective Time by a fraction, the numerator of which is the interest in the corporation represented by such fractional share and the denominator of which is the interest in the corporation represented by one whole share of such common stock, in each case, rounded to the nearest one-thousandth of one percent (.001%). For the purpose of the preceding sentence, the term Fair Market Value shall mean an amount determined by multiplying Five (5) by either (i) the closing selling price of the corporation's common stock, par value $.002 on the day preceding the date of the Effective Time, or
     (ii) if no sale of such common stock occurred on such date, the mean average of the closing high bid and low asked


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     prices of such common stock on the day preceding the date of the Effective
     Time. From and after the Effective Time, each certificate evidencing shares of common stock, par value $.002 of the corporation outstanding or in treasury at the Effective Time shall thereafter evidence (x) that number of shares of common stock, par value $.01 of the corporation as is determined by dividing the number of shares of common stock, par value $.002 of the corporation specified on such certificate by Five (5) and, if the result thus obtained shall not be a whole number, by reducing such result to the next smaller whole number, and (y) the right to receive payment for any fractional share as hereinabove provided."

     SECOND: The amendment of the Charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.

     THIRD: Prior to the amendment, the total number of shares of all classes which the Corporation had authority to issue was Ninety Three Million (93,000,000), consisting of Ninety Million (90,000,000) shares of common stock, par value $.002 per share, and Three Million (3,000.000) shares of preferred stock, par value $1.00 per share, and the aggregate par value of all shares of all classes was $3,180,000. Subsequent to the amendment, the total number of shares of all classes which the Corporation had authority to issue was Fifty Three Million (53,000,000), consisting of Fifty Million (50,000,000) shares of common stock, par value $.01 per share, and Three Million (3,000,000) shares of preferred stock, par value $1.00 per share, and the aggregate par value of all shares of all classes was $3,500,000. The information required by subsection
(b)(2)(i) of Section 2-607 of the Maryland General Corporation Law was not changed by the amendment.

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     IN WITNESS WHEREOF, Nocopi Technologies, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Assistant Secretary on the 2nd day of July, 1996.

                                             NOCOPI TECHNOLOGIES, INC.



                                             By: /s/ Norman A. Gardner
                                                 ------------------------------
                                                   Norman A. Gardner, President

Attest:


/s/ Donna Ciavarelli
-------------------------------------
Donna Ciavarelli, Assistant Secretary


     THE UNDERSIGNED, President of Nocopi Technologies, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                            /s/ Norman A. Gardner
                                                -------------------------------
                                                Norman A. Gardner


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